                                 Exhibit 99.1

                      Saba Petroleum Financial Statements

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Saba Petroleum Company:

We have audited the accompanying consolidated balance sheet of Saba Petroleum Company and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of Saba Petroleum Company and subsidiaries, as of December 31, 1998, and the consolidated results of their operations and cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a significant noncash ceiling writedown, has violated certain of its debt covenants and has negative stockholders' equity all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Arthur Andersen LLP

New York, New York
April 15, 1999

To the Board of Directors and Stockholders
Saba Petroleum Company

We have audited the accompanying consolidated balance sheet of Saba Petroleum Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Saba Petroleum Company and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's near term liquidity may not be sufficient to satisfy their short term obligations, which raises substantial doubt about their ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
April 15, 1998

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997


                                     ASSETS


                                                                 1998           1997
                                                             -------------  -------------

Current Assets
       Cash and cash equivalents                             $    999,132   $  1,507,641
       Accounts receivable, net of allowance for doubtful
       accounts of $81,000 (1998) and $69,000 (1997)            4,178,756      6,459,074
       Other current assets                                     2,509,819      4,589,501
                                                             ------------   ------------

         Total Current Assets                                   7,687,707     12,556,216
                                                             ------------   ------------

Property and Equipment
       Oil and gas properties (full cost method)               79,077,124     76,562,279
       Land                                                     3,191,616      2,685,605
       Plant and equipment                                      6,086,056      5,682,800
                                                             ------------   ------------
                                                               88,354,796     84,930,684
       Less accumulated depletion, depreciation and
        impairment                                            (47,781,369)   (22,325,276)
                                                             ------------   ------------

         Total Property and Equipment                          40,573,427     62,605,408
                                                             ------------   ------------

Other Assets
       Notes receivable, less current portion                     522,888      1,385,092
       Deferred financing costs                                   440,943        553,030
       Due from related parties                                    31,919        235,608
       Deposits and other                                         431,528        321,592
                                                             ------------   ------------

         Total Other Assets                                     1,427,278      2,495,322
                                                             ------------   ------------

                                                             $ 49,688,412   $ 77,656,946
                                                             ============   ============

  The accompanying notes are an integral part of these financial statements.
  --------------------------------------------------------------------------

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997


                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY


                                                                1998           1997
                                                            -------------  ------------

Current Liabilities
       Accounts payable and accrued liabilities             $ 12,671,215   $10,104,519
       Income taxes payable                                    2,156,321       733,887
       Current portion of long-term debt                      28,750,743    13,441,542
                                                            ------------   -----------

         Total Current Liabilities                            43,578,279    24,279,948
                                                            ------------   -----------

Long-term Debt, net of current portion                         1,627,835    19,609,855
Other Liabilities                                                 98,923        78,069
Deferred Taxes                                                         -       784,930
Minority Interest in Consolidated Subsidiary                     585,292       752,570
Convertible Preferred Stock, $.001 par value, authorized
50,000,000 shares; issued and outstanding
8,000 (1998) and 10,000 (1997) shares                          7,289,170     8,511,450

Commitments and contingencies

Stockholders' (Deficit) Equity
       Common Stock, $.001 par value, authorized
       150,000,000 shares; issued and outstanding
       11,385,726 (1998) and 10,883,908 (1997) shares             11,386        10,884
       Capital in excess of par value                         18,720,797    17,321,680
       (Accumulated deficit)Retained earnings                (21,981,818)    7,200,292
       Deferred compensation                                           -      (803,000)
       Accumulated other comprehensive loss                     (241,452)      (89,732)
                                                            ------------   -----------

         Total Stockholders' (Deficit) Equity                 (3,491,087)   23,640,124
                                                            ------------   -----------

                                                            $ 49,688,412   $77,656,946
                                                            ============   ===========

  The accompanying notes are an integral part of these financial statements.
  --------------------------------------------------------------------------

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996





                                                                       1998           1997          1996
                                                                   -------------  ------------  ------------

Revenues
       Oil and gas sales                                           $ 19,706,232   $33,969,151   $31,520,757
       Other                                                          3,625,099     2,026,611     1,681,587
                                                                   ------------   -----------   -----------

         Total Revenues                                              23,331,331    35,995,762    33,202,344
                                                                   ------------   -----------   -----------

Expenses
       Production costs                                              13,608,466    16,607,027    14,604,291
       General and administrative                                     6,529,961     5,124,771     3,919,435
       Depletion, depreciation and amortization                       7,124,269     7,264,956     5,527,418
       Write down of oil and gas properties                          20,092,850       254,937             -
                                                                   ------------   -----------   -----------

         Total Expenses                                              47,355,546    29,251,691    24,051,144
                                                                   ------------   -----------   -----------

Operating  (Loss) Income                                            (24,024,215)    6,744,071     9,151,200
                                                                   ------------   -----------   -----------

Other Income (Expense)
       Interest income                                                  137,842       165,949       114,302
       Other                                                           (402,495)     (280,489)       92,149
       Interest expense                                              (3,589,332)   (2,304,517)   (2,401,856)
       Gain on issuance of shares of subsidiary                               -         4,036         8,305
                                                                   ------------   -----------   -----------

         Other Income (Expense), Net                                 (3,853,985)   (2,415,021)   (2,187,100)
                                                                   ------------   -----------   -----------

         (Loss) Income Before Income Taxes                          (27,878,200)    4,329,050     6,964,100

Provision for Taxes on Income                                          (887,050)   (1,875,720)   (2,957,983)
Minority Interest in Loss (Earnings) of Consolidated Subsidiary         114,427       (55,883)     (241,401)
                                                                   ------------   -----------   -----------

         Net (Loss) Income                                          (28,650,823)    2,397,447     3,764,716

Other Comprehensive Loss - net of tax
       Foreign currency translation adjustments                        (151,720)     (101,198)      (11,198)
                                                                   ------------   -----------   -----------

         Comprehensive (Loss) Income                               $(28,954,263)  $ 2,296,249   $ 3,753,518
                                                                   ============   ===========   ===========

Net (Loss) Earnings per Common Share

       Basic                                                       $      (2.60)        $0.23         $0.43
       Diluted                                                     $      (2.60)        $0.22         $0.37

Weighted Average Common Shares Outstanding

       Basic                                                         11,031,193    10,649,766     8,803,941
       Diluted                                                       11,031,193    12,000,940    11,825,453

   The accompanying notes are an integral part of these financial statements.
   --------------------------------------------------------------------------

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                          Accumulated                    Retained        Total
                                     Common Stock           Capital in        Other                       Earnings    Stockholders'
                               -----------------------      Excess of     Comprehensive     Unearned    Accumulated      Equity
                                  Shares       Amount       Par Value     Income (Loss)   Compensation    Deficit)      (Deficit)
                               ----------    ---------      -----------   -------------   ------------ ------------   ------------
Balance at December 31, 1995    8,529,180    $   8,529      $ 6,787,611     $   22,480    $   (8,500)   $ 1,038,129   $  7,848,249
Issuance and exercise of
 options                          118,000          118          646,982              -             -              -        647,100
Issuance of common stock           14,000           14           41,986              -             -              -         42,000
Foreign currency
 translation adjustment                 -            -                -        (11,198)            -              -        (11,198)
Unearned compensation                   -            -                -              -         8,500              -          8,500
Debenture conversions           1,419,846        1,420        5,414,423              -             -              -      5,415,843
Net income                              -            -                -              -             -      3,764,716      3,764,716
                               ----------    ---------      -----------     ----------    ----------   ------------   ------------
Balance at December 31,
 1996                          10,081,026       10,081       12,891,002         11,282             -      4,802,845     17,715,210

Issuance and exercise of
 options                          154,000          154        1,409,842              -      (803,000)             -        606,996
Issuance of warrants                    -            -          622,000              -             -              -        622,000
Foreign currency
 translation adjustment                 -            -                -       (101,014)            -              -       (101,014)
Debenture conversions             648,882          649        2,398,836              -             -              -      2,399,485
Net income                              -            -                -              -             -      2,397,447      2,397,447
                               ----------    ---------      -----------     ----------    ----------   ------------   ------------

Balance at December 31,
 1997                          10,883,908       10,884       17,321,680        (89,732)     (803,000)     7,200,292     23,640,124

Issuance and exercise of
 options                           58,000           58          105,042              -             -              -        105,100
Issuance of common stock          438,333          439        1,288,311              -             -              -      1,288,750
Foreign currency
 translation adjustment                 -            -                -       (151,720)            -              -       (151,720
Debenture conversions               5,485            5           20,887              -             -              -         20,892
Amortization of deferred
 compensation                           -            -                -              -        37,877              -         37,877
Cancellation of stock
 options                                -            -         (765,123)             -       765,123              -              -
Preferred Stock dividends               -            -                -              -             -       (531,287)      (531,287)
Stockholder contribution                -            -          750,000              -             -              -        750,000
Net loss                                -            -                -              -             -    (28,650,823)   (28,650,823)
                               ----------    ---------      -----------     ----------    ----------   ------------   ------------
Balance at December 31,
 1998                          11,385,726    $  11,386      $18,720,797     $ (241,452)   $        -   $(21,981,818)  $( 3,491,087)
                               ==========    =========      ===========     ==========    ==========   ============   ============


  The accompanying notes are an integral part of these financial statements.
  --------------------------------------------------------------------------

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                1998           1997           1996
                                                            -------------  -------------  -------------

Cash Flows from Operating Activities
 Net (loss) income                                          $(28,650,823)  $  2,397,447   $  3,764,716
 Adjustments to reconcile net (loss) income to
  net cash provided by operating activities:

   Depletion, depreciation and amortization                    7,124,269      7,264,956      5,527,418
   Writedown of oil and gas properties                        20,092,850        254,937              -
   Amortization of unearned compensation                          37,877              -          8,500
   Deferred tax provision                                       (784,930)       248,645        366,389
   Compensation expense attributable to

    the issuance of non-employee options                         311,350        106,000         91,600
   Minority interest in (losses) earnings of
    consolidated subsidiary                                     (114,427)        55,883        241,401
   Gain on issuance of shares of subsidiary                            -         (4,036)        (8,305)
   Changes in:

    Accounts receivable                                        1,718,418        859,286     (2,919,285)
    Other assets                                                 519,578        (24,304)      (572,233)
    Accounts payable and accrued liabilities                   2,679,787      4,768,747       (237,328)
    Income taxes payable and other liabilities                 1,523,953       (973,681)       650,644
                                                            ------------   ------------   ------------
     Net Cash Provided by Operating Activities                 4,457,902     14,953,880      6,913,517
                                                            ------------   ------------   ------------
Cash Flows from Investing Activities

 Deposit of restricted certificate of deposit                          -              -      1,750,000
 Expenditures for oil and gas properties                      (6,571,573)   (32,874,800)   (12,171,392)
 Expenditures for equipment, net                                (543,973)    (2,039,234)      (585,893)
 Proceeds from sale of oil and gas properties                  5,254,066        234,141        256,646
 Increase in notes receivable                                    (36,000)    (2,114,953)    (1,172,639)
 Proceeds from notes receivable                                  366,111        629,109         67,384
                                                            ------------   ------------   ------------
     Net Cash Used in Investing Activities                    (1,531,369)   (36,165,737)   (11,855,894)
                                                            ------------   ------------   ------------
Cash Flows from Financing Activities

 Proceeds from notes payable and long-term debt                4,151,288     28,725,454     17,085,315
 Principal payments on notes payable and long-term debt       (7,110,941)   (15,972,780)   (12,296,839)
 Preferred stock dividends paid                                  (51,288)             -              -
 Redemption of preferred stock                                (1,702,280)             -              -
 Increase in deferred financing costs                                  -              -       (165,777)
 Net change in accounts with related parties                     203,689       (131,562)       (21,251)
 Net proceeds from exercise of options and issuance of

  common stock                                                 1,082,500        227,500        422,500
 Proceeds from issuance of preferred stock, net                        -      8,511,450              -
 Issuance of warrants                                                  -        622,000              -
 Capital subscription of minority interest                             -          8,535         12,805
                                                            ------------   ------------   ------------
     Net Cash (Used in) Provided by Financing Activities      (3,427,032)    21,990,597      5,036,753
                                                            ------------   ------------   ------------
Effect of Exchange Rate Changes on Cash and

 Cash Equivalents                                                 (8,010)        (5,135)          (627)
                                                            ------------   ------------   ------------
Net Increase (Decrease) in Cash and Cash Equivalents            (508,509)       773,605         93,749
Cash and Cash Equivalents at Beginning of Year                 1,507,641        734,036        640,287
                                                            ------------   ------------   ------------
Cash and Cash Equivalents at End of Year                    $    999,132   $  1,507,641   $    734,036
                                                            ============   ============   ============

  The accompanying notes are an integral part of these financial statements.
  --------------------------------------------------------------------------

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ----------------------------------------------------------------------

General
-------

Saba Petroleum Company ("Saba" or "the Company") is a Delaware corporation formed in 1979 as a natural resources company. Saba is an international oil and gas producer with principal producing properties located in the continental United States, Canada and Colombia. Until 1994, all of the Company's principal assets were located in the United States. In 1994 and 1995, the Company acquired interests in producing properties in Canada and Colombia. In March 1999, the Company entered into an agreement to sell substantially all of its Colombian assets (see Note 16). For the years ended December 31, 1998 and 1997, approximately 40.6% and 38.3% of the Company's gross revenues from oil and gas production were derived from its international operations. The Company's principal United States oil and gas producing properties are located in California, Louisiana, New Mexico and Wyoming.

Acquisition of Saba by Horizontal Ventures, Inc.
------------------------------------------------

On October 8, 1998, Horizontal Ventures, Inc. ("HVI") disclosed that, acting in concert with International Publishing Holding, S.A., its largest shareholder, it had acquired over five percent of the Company's outstanding Common Stock, with the intent to gain control of Saba. On October 14, 1998, a Schedule 13D was filed by HVI. On October 8, 1998, Saba and HVI entered into a Common Stock Purchase Agreement by which HVI agreed to purchase by December 4, 1998, 2.5 million shares of Saba's Common Stock in exchange for cash in the amount of $7.5 million. On December 3, 1998, the Company and HVI agreed to extend the closing date of the Common Stock Purchase Agreement to January 31, 1999.

In December 1998, the Company issued 333,333 shares of Common Stock to HVI in exchange for $1.0 million paid by HVI in connection with an interim closing of the Common Stock Purchase Agreement.

On December 7, 1998, HVI and the Company disclosed that the Board of Directors of the Company approved HVI's proposal to merge with the Company. Under the merger proposal, the Company's stockholders will receive one share of HVI's common stock for each six shares of the Company's Common Stock outstanding. That exchange ratio is based upon (i) a total of 11,385,726 shares of Saba Common Stock outstanding (11,052,393 shares outstanding as of December 2, 1998 plus 333,333 shares issued to HVI on December 7, 1998), (ii) a price of $2.02 for the Company's Common Stock based on a 55 percent premium over the average closing price of the Company's Common Stock from November 2, 1998 through December 2, 1998, and (iii) the average closing price of HVI's common stock of $12.14 during the same period.

As of December 31, 1998, approximately 35% of the Company's outstanding common stock is owned directly, or indirectly, by Horizontal Ventures, Inc. ("HVI"). In March 1999, the Company

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         -------------------------------------------------------------
         POLICIES (Continued)
         --------------------

was purchased by and merged into a subsidiary of HVI, which has subsequently been renamed Greka Energy Corporation.

Management's Plans
------------------

The Company's financial statements have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

During 1998, due to decreased prices for natural gas and crude oil in all locations in which the Company does business, the Company incurred significant losses, due primarily to reduced production and related oil and gas sales and a total of $20.1 million of non-cash ceiling writedowns of its oil and gas assets, without any reduction for tax benefits. As a result of these factors, the reported net loss was $28.7 million, or $2.60 per share. Also as a result of these adjustments, the Company has negative stockholders' equity of approximately $3.5 million as of December 31, 1998. In addition, the Company is not in compliance with certain requirements, restrictions and other covenants in its 9% convertible senior subordinated debentures ($3.6 million), its revolving ($15.6 million) and term ($4.5 million) bank loan agreements, its loan from the operator of properties owned by the Company in Colombia ($4.2 million) and its Series A Convertible Preferred Stock (with a stated value of $8.0 million). As a consequence, the Company cannot borrow under its revolving bank loan agreement. In addition, the Company's exploratory prospect in Indonesia requires a multi-year work commitment of $17.0 million, which period began October , 1997. The Company has also received a notice of default from the Colombian tax authorities for the payment of income taxes for 1997. Due to the Company not being in compliance with the above mentioned requirements, restrictions and other covenants, combined with other normal maturities of long term debt, $28.8 million of such long term debt is classified as currently payable and, as a result, the Company has a working capital deficit of $35.9 million.

In March 1999, the Company was acquired by Horizontal Ventures, Inc. (HVI), a publicly traded company in the oil and gas industry, through the issuance of HVI common shares for Saba common shares (see Note 16). Prior to and after the merger, HVI and Saba management have been pursuing steps to improve the financial condition of the Company. The Company is in the process of renegotiating the terms of its 9% convertible senior subordinated debentures and its Series A Convertible Preferred Stock and is negotiating a term and revolving credit agreement with a new bank. In addition, the Company is negotiating to sell certain non-core assets, including its Colombian assets. In addition, the Company will begin operating its refinery in California on a 100% basis beginning May 1, 1999, which is expected to significantly improve its operating cash flows. The above mentioned transactions are in various stages of completion

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         -------------------------------------------------------------
         POLICIES (Continued)
         --------

and management believes that they will all be closed by June 30, 1999. As a result of the above factors and the pending nature of negotiations, there is substantial doubt about the Company's ability to continue as a going concern if management is not successful on its recapitalization plan. Management believes that the completion of the refinancing, and the sale transactions discussed above will remove any uncertainty as to its ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of the asset carrying amounts or the amounts and classifications of liabilities that might result should the Company be unable to continue as a going concern.

Reclassifications and Use of Estimates
--------------------------------------

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company's most significant financial estimates are based on remaining proved natural gas and oil reserves. See Supplemental Information About Oil and Gas Producing Activities. Because there are numerous uncertainties inherent in the estimation process, actual results could differ from the estimates.

Certain reclassifications for prior years have been made to conform with current year presentation.

Consolidation
-------------

The consolidated financial statements include the accounts of the Company and its wholly and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Fair Value of Financial Instruments
-----------------------------------

Cash and Cash Equivalents - The Company considers all liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of those instruments.

Other Financial Instruments - The Company does not hold or issue financial instruments for trading purposes. The Company's financial instruments consist of notes receivable and long-term debt. The fair value of the Company's notes receivable and long-term debt, excluding the Debentures, is estimated based on current rates offered to the Company for similar issues of the same remaining maturities. The fair value of the Debentures is based on market prices.

Derivative Instruments - The Company does not utilize derivative instruments in the management of its foreign exchange, commodity price or interest rate market risks.

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
         --------------------------------------------------
              ACCOUNTING POLICIES (Continued)
              -------------------

The fair value of the Company's notes receivable and long-term debt, excluding the Debentures, at December 31, 1998 and 1997, approximates carrying value. The carrying value and fair value of the Debentures at December 31, 1998 and 1997 are as follows:

                                         1998                  1997
                               ----------------------  ----------------------
                                Carrying                 Carrying
                                 Value     Fair Value     Value    Fair Value
                               ----------  ----------  ----------  ----------

   9% convertible senior
   subordinated Debentures,
   due 2005                    $3,575,000  $3,289,000  $3,599,000  $6,298,250

No bid or ask price was available to determine the fair value of the Debentures at March 31, 1999.

Oil and Gas Properties
----------------------

The Company's oil and gas producing activities are accounted for using the full cost method of accounting. Accordingly, the Company capitalizes all costs, in separate cost centers for each country, incurred in connection with the acquisition of oil and gas properties and with the exploration for and development of oil and gas reserves. Such costs include lease acquisition costs, geological and geophysical expenditures, costs of drilling both productive and non-productive wells, and overhead expenses directly related to land acquisition and exploration and development activities. Proceeds from the disposition of oil and gas properties are accounted for as a reduction in capitalized costs, with no gain or loss recognized unless such disposition involves a significant change in reserves in which case the gain or loss is recognized.

Depletion of the capitalized costs of oil and gas properties, including estimated future development, site restoration, dismantlement and abandonment costs, net of estimated salvage values, is provided using the equivalent unit-production method based upon estimates of proved oil and gas reserves and production which are converted to a common unit of measure based upon their relative energy content. Unproved oil and gas properties and associated costs are not amortized but are individually assessed for impairment. The cost of any impaired property is transferred to the balance of oil and gas properties being depleted. Such costs relate to projects which were undergoing exploration or development activities, or in which the Company intends to commence such activities in the future. The Company will begin to amortize these costs when proved reserves are established or impairment is determined.

In accordance with the full cost method of accounting, the net capitalized costs of oil and gas properties are not to exceed their related estimated future net revenues discounted at 10 percent, net of tax considerations, plus the lower of cost or estimated fair market value of unproved properties.

          NOTE 1 - DESCRIPTON OF BUSINESS AND SUMMARY OF SIGNIFICANT
                   -------------------------------------------------
                       ACCOUNTING POLICIIES (Continued)
                       --------------------

A significant portion of the Company's exploration, development and production activities are conducted jointly with others and, accordingly, the financial statements reflect only the Company's proportionate interest in such activities.

In connection with its efforts to increase proved oil and gas reserves through acquisition, exploration and development activities, the Company charges to its full cost pools certain costs related to those activities, including allocated payroll attributable to personnel directly involved in efforts to increase proved reserves. Such charges do not include costs related to production, general corporate overhead, or similar activities.

The total amounts of cumulative capitalized charges for internal expenses are as follows for the listed periods:

 December 31, 1998                              $1,909,850
 December 31, 1997                              $1,652,200
 December 31, 1996                              $1,005,950

The amounts are gross charges to the property accounts and do not reflect subsequent adjustments for abandoned projects, dispositions or ceiling test writedowns.

Plant and Equipment
-------------------

Plant, consisting of an asphalt refining facility, is stated at the acquisition price of $500,000 plus the cost to refurbish the equipment. Depreciation is calculated using the straight-line method over its estimated useful life. Equipment is stated at cost. Depreciation, which includes amortization of assets under capital leases, is calculated using the straight-line method over the estimated useful lives of the equipment, ranging from three to fifteen years. Depreciation expense in the years ended December 31, 1998, 1997 and 1996, was $607,840, $477,239 and $293,245, respectively. Normal repairs and maintenance are charged to expense as incurred. Upon disposition of plant and equipment, any resultant gain or loss is recognized in current operations.

Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the assets estimated useful life.

Deferred Financing Costs
------------------------

The costs related to the issuance of debt are capitalized and amortized using the effective interest method over the original terms of the related debt. At December 31, 1998, the Company had unamortized costs in the amount of $440,943 net of accumulated amortization of $1,561,349 relating to its Debentures. Amortization expense in 1998, 1997 and 1996 was $105,991, $134,598 and $241,827,
respectively.

Stock-Based Compensation
------------------------

In 1996, the Company implemented the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation." This statement sets forth-alternative standards for recognition of the cost of stock-based compensation and requires that a company's financial statements

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
         --------------------------------------------------
              ACCOUNTING POLICIES (Continued)
              -------------------

include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. As allowed in this statement, the Company continues to apply Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in recording compensation related to its plans.

Income Taxes
------------

The Company accounts for income taxes by the asset and liability method of computing deferred income taxes. Deferred tax assets and liabilities are established for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Foreign Currency Translation
----------------------------

Assets and liabilities of foreign subsidiaries are translated into United States' dollars using the exchange rate at each balance sheet date; income and expenses are translated at the weighted average rates of exchange during the year. The resultant cumulative translation adjustments are included as a component of other comprehensive income in stockholders' equity. Foreign currency transaction gains and losses are included in net income (loss). Such gains (losses) in 1998, 1997 and 1996 were $(112,000), $(230,000) and $41,000, respectively.

Comprehensive (Loss) Income
----------------------------

Effective January 1, 1998, Saba adopted the provisions of SFAS 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements.

The prior years' financial statements have been restated to conform to the new presentation. Saba's comprehensive (loss) income represents net (loss) income adjusted for after tax foreign currency translation gains (losses).


                                                                                 1998          1997          1996
                                                                             ------------  ------------  ------------
Foreign Currency Translation Adjustments:
 Before and after tax amount                                                    $(151,720)    $(101,014)     $(11,198)

The balance of accumulated foreign currency translation (loss) gain as of
 December 31 of each year is as follows:                                         1998          1997          1996
                                                                             ------------  ------------  ------------

                                                                                $(241,452)    $ (89,732)     $ 11,282


NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
         --------------------------------------------------
         ACCOUNTING POLICIES (Continued)
         -------------------

Earnings per Common Share
-------------------------

Basic earnings per common share are based on the weighted average number of common shares outstanding during each year. SFAS 128, "Earnings per Share", requires dual presentation of basic and diluted earnings per share for companies with complex capital structures. The calculation of diluted earnings per common share includes, when their effect is dilutive, the incremental shares that would have been outstanding assuming the exercise of stock options and conversion of the Debentures.

Sale of Subsidiary Stock
------------------------

The Company accounts for a change in its proportionate share of a subsidiary's equity resulting from the issuance by the subsidiary of its stock in current operations in the consolidated financial statements.

Two-For-One Forward Stock Split
-------------------------------

On November 21, 1996, the Company's Board of Directors approved a two-for-one forward stock split effected as a stock dividend on all outstanding shares of Common Stock. The Company's outstanding stock option awards and Debentures were also adjusted accordingly. All share and per share amounts have been adjusted to give retroactive effect to this split for all periods presented.

New Accounting Pronouncements
-----------------------------

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement broadens the definition of a derivative instrument and establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair market value. Derivatives that are not hedges must be adjusted to fair value currently in earnings. If a derivative is a hedge, depending on the nature of the hedge, special accounting allows changes in fair value of the derivative to be either offset against the change in fair value of the hedged asset or liability in the income statement or to be recognized as comprehensive income (a component of stockholders' equity) until the hedged item is recognized in earnings. The Company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

The Company will adopt SFAS 133 in fiscal year 1999, but since it does not have derivatives currently, there will be no impact on the financial statements or disclosures.

NOTE 2 - NOTES RECEIVABLE
         ----------------
Notes receivable are comprised of the following at December 31, 1998 and 1997:

                                                           1998          1997
                                                           ----          -----
 Canadian prime plus 0.75% (6.75% at
 December 31, 1997) production notes
 receivable, with interest paid currently,
 collateralized by producing oil and gas
 properties.                                              $      -  $   65,012

 Prime plus 0.75% (8.5% at December 31,
 1998) promissory note from the former
 Chief Executive Officer of the Company with
 quarterly interest only installments, due
 October 31, 1998, collateralized by
 vested, but unexercised, stock options to
 purchase the Common Stock of the Company.                 283,742     283,742

 Prime plus 0.75% (9.25% at December 31,
 1997) note receivable from joint venture partner
 with principal payments through October 2000
 and interest payments at the end of twenty-four
 and forty-eight months, collateralized by producing
 oil and gas properties.                                         -     414,205

 9% note receivable from a related party, with principal
 and interest due in full on December 31, 1998,
 collateralized by the former Chief Executive Officer's
 vested, but unexercised, options to purchase the
 Common Stock of the Company.                               96,021     101,667

 11.5% note receivable from a joint venture partner,
 with principal and interest payments through June
 2002 collateralized by producing oil and gas properties.        -   1,737,554

 10% notes receivable from unaffiliated companies due
 on demand and collateralized by personal guarantees
 from the borrower's Chief Executive Officers.              75,000     175,000

 12% unsecured note receivable from a related party
 due on demand.                                             36,000           -

 Other                                                      44,228      43,940
                                                        ----------  ----------

                                                           534,991   2,821,120
 Less: current portion (included in other current assets)   12,103   1,436,028
                                                        ----------  ----------

                                                          $522,888  $1,385,092
                                                        ==========  ==========

NOTE 3 - OIL AND GAS PROPERTIES, LAND, PLANT AND EQUIPMENT
         -------------------------------------------------
Oil and gas properties, land, plant and equipment at December 31, 1998 and 1997 are as follows:

December 31, 1998                                                                 Other
-----------------                                                                Foreign
                                        United States    Canada     Colombia    Countries      Total
                                        -------------  ----------  -----------  ----------  -----------
Oil and Gas Properties
----------------------
  Unevaluated oil and gas properties      $ 2,319,548  $        -  $         -  $1,975,503  $ 4,295,051
  Proved oil and gas properties            56,899,341   6,278,455   11,604,277           -   74,782,073
                                          -----------  ----------  -----------  ----------  -----------

 Total capitalized costs                   59,218,889   6,278,455   11,604,277   1,975,503   79,077,124
 Less accumulated depletion,
  depreciation and impairment              39,352,417   1,500,979    5,318,919           -   46,172,315
                                          -----------  ----------  -----------  ----------  -----------

Capitalized Costs, net                    $19,841,472  $4,802,476  $ 6,285,358  $1,975,503  $32,904,809
                                          ===========  ==========  ===========  ==========  ===========

Other Property and Equipment
----------------------------
  Land                                    $ 2,886,382  $       -   $   305,234  $        -  $ 3,191,616
  Plant and equipment                       4,166,591      71,353    1,835,876      12,236    6,086,056
                                          -----------  ----------  -----------  ----------  -----------
                                            7,052,973      71,353    2,141,110      12,236    9,277,672

  Less accumulated  depreciation            1,048,207      44,958      511,586       4,303    1,609,054
                                          -----------  ----------  -----------  ----------  -----------

                                          $ 6,004,766  $   26,395  $ 1,629,524  $    7,933  $ 7,668,618
                                          ===========  ==========  ===========  ==========  ===========

         -------------------------------------------------


December 31, 1997                                                                  Other
-----------------                                                                 Foreign
                                        United States    Canada      Colombia    Countries    Total
                                        -------------    ------      --------    ---------    -----
Oil and Gas Properties
----------------------
  Unevaluated oil and gas properties    $ 3,453,408  $        -  $         -  $2,101,942  $ 5,555,350
  Proved oil and gas properties          53,107,650   7,770,588   10,128,691           -   71,006,929
                                        -----------  ----------  -----------  ----------  -----------

 Total capitalized costs                 56,561,058   7,770,588   10,128,691   2,101,942   76,562,279
 Less accumulated depletion,
  depreciation and impairment            15,489,222   1,265,331    4,550,919           -   21,305,472
                                        -----------  ----------  -----------  ----------  -----------

Capitalized Costs, net                  $41,071,836  $6,505,257  $ 5,577,772  $2,101,942  $55,256,807
                                        ===========  ==========  ===========  ==========  ===========

Other Property and Equipment
----------------------------
  Land                                  $ 2,380,371  $        -  $   305,234  $        -  $ 2,685,605
  Plant and equipment                     3,769,138      81,200    1,802,085      30,377    5,682,800
                                        -----------  ----------  -----------  ----------  -----------
                                          6,149,509      81,200    2,107,319      30,377    8,368,405

  Less accumulated depreciation             631,742      43,416      342,163       2,483    1,019,804
                                        -----------  ----------  -----------  ----------  -----------

                                        $ 5,517,767  $   37,784   $1,765,156  $   27,894  $ 7,348,601
                                        ===========  ==========   ==========  ==========  ===========

At December 31, 1998 and 1997, plant and equipment included $724,705 and $620,248, respectively, for assets acquired under capital leases. Related accumulated depreciation included $238,465 and $73,972 at December 31, 1998 and 1997, respectively.

Costs incurred in oil and gas property acquisition, exploration, and development activities are as follows:

                                                                               Other
                                                                              Foreign
                                      United States    Canada     Colombia   Countries      Total
                                      -------------  ----------  ----------  ----------  -----------
December 31, 1998
-----------------
  Exploration                           $   830,428  $  103,201  $        -  $1,172,581  $ 2,106,210
  Development                             2,631,620      48,115   1,386,480           -    4,066,215
  Acquisition of proved properties        3,382,163           -      89,106           -    3,471,269
                                        -----------  ----------  ----------  ----------  -----------

Total Costs Incurred                    $ 6,844,211  $  151,316  $1,475,586  $1,172,581  $ 9,643,694
                                        ===========  ==========  ==========  ==========  ===========

December 31, 1997
-----------------
  Exploration                           $ 3,466,718  $2,082,419  $        -  $2,114,919  $ 7,664,056
  Development                            13,680,108     277,991   1,411,198           -   15,369,297
  Acquisition of proved properties        9,035,274     488,345           -           -    9,523,619
                                        -----------  ----------  ----------  ----------  -----------

Total Costs Incurred                    $26,182,100  $2,848,755  $1,411,198  $2,114,919  $32,556,972
                                        ===========  ==========  ==========  ==========  ===========

         -------------------------------------------------

Oil and gas depletion expense in the years ended December 31, 1998, 1997 and 1996 was $6,406,805, $6,610,554 and $4,979,361 or $2.88, $2.64 and $2.22 per
produced barrel of oil equivalent, respectively.

         -------------------------------------------------

Saba periodically reviews the carrying value of its oil and gas properties in accordance with requirements of the full cost method of accounting. Under these rules, capitalized costs of oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties ("ceiling"). Application of this ceiling test generally requires pricing future revenue at the prices in effect as of the end of each reporting period and requires a writedown for accounting purposes if the ceiling is exceeded.

As of December 31, 1998, the Company estimated, using end-of-year prices for natural gas and oil that, in the aggregate, actual capitalized costs of natural gas and oil properties for the Company's three full cost pools exceeded the ceiling limitations imposed under full cost accounting rules by approximately $9.5 million. Subsequent to December 31, 1998, oil prices increased and natural gas prices decreased, such that the Company estimated, using April 1, 1999, prices that, in the aggregate, the ceiling limitation exceeded actual capitalized costs of natural gas and oil properties by approximately $2.9 million. As a result, the Company was required to record a writedown attributable to its United States full cost pool at December 31, 1998, in the amount of $1.4 million. (see Note 16).

The weighted average prices for oil and natural gas based on actual prices in effect for each of the Company's properties, actual capitalized costs and ceiling limitation amounts for each full cost pools utilizing December 31, 1998, and April 1, 1999, prices are as follows (in thousands, except for price information):

                      Weighted Avg. Price                             Excess/
                      -------------------  Capitalized   Ceiling   (Deficit) of
                       Oil    Natural Gas     Costs     Limitation  Limitation
                      ------  -----------  -----------  ---------- ------------
December 31, 1998:

     United States    $ 8.33        $1.80      $20,931     $14,084      $(6,847)
     Canada           $10.92        $1.47      $ 4,802     $ 4,527      $  (257)
     Colombia         $ 7.05            -      $ 6,066     $ 3,700      $(2,366)
                                               -------     -------      -------
                                               $31,799     $22,311      $(9,488)
                                               =======     =======      =======


April 1, 1999:

     United States    $10.99        $1.55      $21,227     $19,845      $(1,382)
     Canada           $14.71        $1.44      $ 4,802     $ 4,816      $    14
     Colombia         $ 8.55            -      $ 6,285     $10,566      $ 4,281
                                               -------     -------      -------

                                               $32,314     $35,227      $ 2,913
                                               =======     =======      =======

Capitalized costs attributable to other foreign operations in the amount of $1.5 million were also charged to operations as ceiling writedowns during the year ended December 31, 1998.

NOTE 4 - STATEMENT OF CASH FLOWS
         -----------------------

The following is certain supplemental information regarding cash flows for the years ended December 31, 1998, 1997 and 1996:

                         1998        1997        1996
                      ----------  ----------  ----------
 Interest paid        $2,790,840  $2,088,252  $2,309,475
 Income taxes paid    $  253,863  $2,531,157  $1,150,029

Non-cash investing and financing transactions:

In February 1996, the Company issued 14,000 shares of Common Stock to a director of the Company in settlement of an obligation in the amount of $42,000.

Debentures in the principal amount of $6,212,000, less related costs of $796,157, were converted into 1,419,846 shares of Common Stock during the year ended December 31, 1996.

The Company credited Stockholders' Equity in the amount of $91,600 resulting from the issuance of stock options to a consultant during the year ended December 31, 1996.

The Company credited Stockholders' Equity in the amount of $133,000 attributable to the income tax effect of stock options exercised during the year ended December 31, 1996.

Cumulative foreign currency translation gains (losses), before adjustment for minority interest, of $(196,562), $(131,050) and $(15,655) were recorded during the years ended December 31, 1998, 1997 and 1996, respectively.

The Company realized gains in 1997 and 1996 of $4,036 and $8,305, respectively, as a result of the issuance of common stock by a subsidiary. No gains were realized in 1998.

The Company incurred capital lease obligations in the amount of $598,827 to acquire equipment during the year ended December 31, 1997.

Debentures in the principal amount of $2,839,000, less related costs of $439,515, were converted into 648,882 shares of Common Stock during the year ended December 31, 1997.

The Company credited Stockholders' Equity in the amount of $273,496 attributable to the income tax effect of stock options exercised during the year ended December 31, 1997.

The Company credited to Stockholders' Equity in the amount of $909,000 resulting from the granting of stock options to a consultant during the year ended December 31, 1997. Of this amount $106,000 was reported as compensation expense during the year ended December 31, 1997. The options were canceled in March 1998, resulting in a reduction of deferred compensation expense in the amount of $803,000 during the year ended December 31, 1998.

Debentures in the principal amount of $24,000, less related costs of $3,108, were converted into 5,485 shares of Common Stock during the year ended December 31, 1998.

         -----------------------

The Company incurred credits to Stockholders' Equity in the amounts of $22,600 and $288,750 resulting from the issuance of fully vested stock options and performance shares of Common Stock, respectively, during the year ended December 31, 1998.

Quarterly dividend obligations on the Series A Preferred Stock ("Preferred Stock") that were due and payable on March 31, June 30, September 30, and December 31, 1998, in the total amount of $480,000 were settled by an increase to that issue's Conversion Amount.

The acquisition of two producing oil and gas properties in April 1998, at a total cost of $3,239,835, was partially funded by the assumption of accounts and notes receivable due to the Company in the amount of $2,390,354, and the issuance of a stock subscription payable recorded at a cost of $750,000.

The Company incurred a capital lease obligation in the amount of $90,637 to acquire equipment during the year ended December 31, 1998.

Fee interest in an oil property owned by the Company was acquired in February 1998 by seller-provided financing in the amount of $375,000.

NOTE 5 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
         ----------------------------------------

Accounts payable and accrued liabilities at December 31, 1998 and 1997 are as follows:

                                              1998         1997
                                          ------------------------

 Trade accounts payable                   $ 8,944,683  $ 6,705,897
 Undistributed revenue payable                736,717      780,475
 Insurance and tax assessments payable        657,792      760,177
 Other accrued expenses                     2,332,023    1,857,970
                                          -----------  -----------

                                          $12,671,215  $10,104,519
                                          ===========  ===========

NOTE 6 - INCOME TAXES
         ------------

The components of (loss) income before income taxes and after minority interest in (losses) earnings of consolidated subsidiary for the years ended December 31, 1998, 1997 and 1996 are as follows:


                                                  1998            1997                1996
                                            --------------   --------------      --------------
 United States                              $  (28,972,142)  $      457,166      $      383,453
 Canada                                           (310,977)         262,852              693,43
 Colombia                                        1,519,346        3,553,149           5,645,807
                                            --------------   --------------      --------------
   Total                                    $  (27,763,773)  $    4,273,167      $    6,722,699
                                            ==============   ==============      ==============

         ------------
Components of income tax expense for the years ended December 31, 1998, 1997 and 1996 are as follows:


                                                   1998             1997            1996
                                              ------------       ----------      ----------
 Current
   Federal                                    $        -0-       $  291,581      $  149,600
   State                                            40,000           21,201         259,994
   Foreign                                       1,631,980        1,310,987       2,182,000
                                              ------------       ----------      ----------

                                                 1,671,980        1,623,769       2,591,594
                                              ------------       ----------      ----------
 Deferred
   Federal                                        (784,930)         114,114         207,787
   State                                               -0-           35,265         158,602
   Foreign                                             -0-          102,572               -
                                              ------------       ----------      ----------

                                                  (784,930)         251,951         366,389
                                              ------------       ----------      ----------

                                              $    887,050       $1,875,720      $2,957,983
                                              ============       ==========      ==========

The provision for income taxes differs from the amount that would result from applying the federal statutory rate for the years ended December 31, 1998, 1997 and 1996 as follows:


                                                   1998             1997            1996
                                              ------------       ----------      ----------

Expected tax provision (benefit)                     (34.0)%           34.0%           34.0%
State income taxes, net of federal benefit             0.1              1.3             4.1
Effect of foreign earnings                             3.2              7.6             5.6
Other                                                  0.9              1.0              .3
Valuation allowance                                   33.1
                                              ------------       ----------      ----------
               Total                                   3.3%            43.9%           44.0%
                                              ============       ==========      ==========

         ------------

The components of the tax effected deferred income tax asset (liability) as of December 31, 1998 and 1997 are as follows:

                                                                                 1998             1997
                                                                               -----------   -----------
 Property and equipment                                                        $ 4,895,941   $(1,365,800)
 Foreign tax credits                                                             3,475,450     2,249,200
 Alternative minimum tax credits                                                   194,100       194,100
 Other                                                                             230,978        73,500
                                                                               -----------   -----------
                                                                                 8,796,469     1,151,000
 Valuation allowance                                                            (8,796,469)   (1,870,200)
                                                                               -----------   -----------
 Net Deferred Income Tax Liability                                             $       -0-   $  (719,200)
                                                                               ===========   ===========

At December 31, 1998 and 1997, $-0- and $69,000 of current deferred taxes are included in other current assets, respectively.

At December 31, 1998, the Company had approximately $3,475,450 of foreign tax credit carryovers, which will begin to expire in the year 2000. A $3,475,450 valuation allowance has been provided for the foreign tax credits which are not likely to be realized during the carryforward period. Saba also has alternative minimum tax credit carryforwards for federal and state purposes of approximately $194,100. The credits carry over indefinitely and can be used to offset future regular tax.

The Company is in receipt of a notice of default from the Colombian tax authorities for the outstanding payment of income taxes for the year 1997 in the approximate amount of $1.1 million and for prepayment of income taxes for the year 1998 in the approximate amount of $572,000. The outstanding amounts may accrue interest until paid at the current rate of approximately 33% and increasing to 55% on April 1, 1999.

In general, Section 382 of the Internal Revenue Code includes provisions which limit the amount of net operating loss carryforwards and other tax attributes that may be used annually in the event that a greater than 50% ownership change (as defined) takes place in any three year period.

NOTE 7 - LONG-TERM DEBT
         --------------

Long-term debt at December 31, 1998 and 1997 consists of the following:

                                                                                   1998          1997
                                                                               -----------   -----------
 9% convertible senior subordinated Debentures
   due 2005 (a)                                                                $ 3,575,000   $ 3,599,000
 Revolving loan agreement with a bank (b)                                       15,600,000    17,410,000
 Term loan agreements with a bank (c)                                            4,501,769     8,803,769
 Demand loan agreement with a bank (d)                                           1,363,073     2,362,809
 Capital lease obligations (e)                                                     474,591       525,819
 Promissory note (f)                                                               345,290       350,000
 Term loan with a bank (g)                                                         367,567             -
 Promissory note - Omimex (h)                                                    4,151,288             -
                                                                               -----------   -----------
                                                                                30,378,578    33,051,397
 Less current portion                                                           28,750,743    13,441,542
                                                                               -----------   -----------
                                                                               $ 1,627,835   $19,609,855
                                                                               ===========   ===========

(a) On December 26, 1995, Saba issued $11,000,000 of 9% convertible senior subordinated debentures ("Debentures") due December 15, 2005. The Debentures are convertible into Common Stock of Saba, at the option of the holders of the Debentures, at any time prior to maturity at a conversion price of $4.38 per share, subject to adjustment in certain events. Saba has reserved 3,000,000 shares of its Common Stock for the conversion of the Debentures. The Debentures have been redeemable by Saba since December 15, 1997. Mandatory sinking fund payments of 15% of the original principal, adjusted for conversion prior to the date of payments, are required annually commencing December 15, 2000. The Debentures are uncollateralized and subordinated to all present and future senior debt, as defined, of Saba and are effectively subordinated to all liabilities of subsidiaries of Saba. The principal use of proceeds from the sale of the Debentures was to retire short term indebtedness incurred by Saba in connection with its acquisitions of producing oil and gas properties in Colombia. A portion of the proceeds was used to reduce the balance outstanding under Saba's revolving credit agreement. On February 7, 1996, Saba issued an additional $1,650,000 of Debentures by the exercise of an allotment option by the underwriting group. Net proceeds to Saba were approximately $1.5 million and a portion was utilized to reduce the outstanding balance under Saba's revolving line of credit.

Certain terms of the Debentures contain requirements and restrictions on Saba with regard to the following limitations on Restricted Payments (as defined in the Indenture), on transactions with affiliates, and on oil and gas property divestitures; Change of Control (as defined), which will require immediate redemption; maintenance of life insurance coverage of $5,000,000 on the life of Saba's former Chief Executive Officer, Ilyas Chaudhary; and the limitations of fundamental changes and certain trading activities, on Mergers and Consolidations (as defined) of Saba, and on ranking of future indebtedness. Debentures in the amount of $6,212,000 were converted into 1,419,846 shares of Common Stock during the year ended December 31, 1996, and $2,839,000 of Debentures were converted into 648,882 shares of Common Stock during the year ended December 31, 1997. An additional $24,000 of Debentures were converted into 5,485 shares of Common Stock during the year ended December 31, 1998.

         --------------

The Company is not in compliance with certain of the restrictions and accordingly, such debt is classified as currently payable at December 31, 1998.

(b) The revolving loan ("Agreement") is subject to semi-annual redetermination and is presently scheduled to convert to a three-year term loan on July 1, 1999. Funds advanced under the facility are collateralized by substantially all of Saba's U.S. oil and gas producing properties and the common stock of its principal subsidiaries. The Agreement also provides for a second borrowing base term loan of which $3.4 million was borrowed for the purpose of development of oil and gas properties in California, with the outstanding balance ($814,000) at December 31, 1998, due July 31, 1998. At December 31, 1998, the borrowing base for the revolving loan was $12.5 million. The borrowing base reduces at the rate of $300,000 per month. Interest on the two loans is payable at the prime rate plus 0.25%, or LIBOR rate pricing options plus 2.25%. The weighted average interest rate for borrowings outstanding under the two loans at December 31, 1998, was 7.73%.

The Agreement requires, among other things, that Saba maintain at least a 1 to 1 working capital ratio (exclusive of the current maturities if any, of the outstanding loans), stockholders' equity of $18.0 million, a ratio of cash flow to debt service of not less than 1.25 to 1.0 and general and administrative expenses at a level not greater than 20% of revenue, all as defined in the Agreement. Additionally, Saba is restricted from paying dividends and advancing funds in excess of specified limits to affiliates. Saba was not in compliance with financial covenants at December 31, 1998.

(c) In September 1997, Saba borrowed $9.7 million from its principal commercial lender to finance the acquisition cost of a producing oil and gas property. Interest is payable at the prime rate (7.75% at December 31, 1998) plus 3.0%. Principal payments of $7.0 million on December 31, 1997, and $2.0 million on June 5, 1998, reduced the outstanding balance to $688,000 due July 31, 1998. Payment of this loan is personally guaranteed by Saba's former Chief Executive Officer.

In November, 1997 Saba established a term loan ($3.0 million) with its principal commercial lender. Interest is payable at the prime rate (7.75% at December 31, 1998) plus 3.0% with the outstanding balance of $3.0 million due July 31, 1998. Payment of this loan is personally guaranteed by Saba's former Chief Executive Officer.

These two loans, plus the borrowing base term loan with an outstanding balance of $814,000, discussed in (b) above, in the aggregate principal amount of $4.5 million matured on July 31, 1998, and were not paid nor extended, and the borrowing base deficit of $3.1 million on the revolving loan has not been satisfied, either by providing additional collateral to the bank, or reducing the outstanding principal balance. Based on the events described above, the entire principal indebtedness to the bank ($20.1 million) has been classified as currently payable at December 31, 1998.

(d) Saba's Canadian subsidiary has a demand revolving reducing loan with a borrowing base of $1.4

         --------------

million. Interest is payable at variable rate equal to the Canadian prime rate plus 0.75% per annum (7.5% at December 31, 1998). The loan is collateralized by the subsidiary's oil and gas producing properties, and a first and fixed floating charge debenture in the principal amount of $3.6 million over all assets of the Company. The borrowing base reduces at the rate of $32,600 per month. In accordance with the terms of the loan agreement, $391,000 of the total loan balance of $1.4 million is classified as currently payable at December 31, 1998. Although the bank can demand payment in full of the loan at any time, it has provided a written commitment not to do so except in the event of default.

(e) Saba leases certain equipment under agreements that are classified as capital leases. Lease payments vary from three to five years. The effective interest rate on the total amount of capitalized leases at December 31, 1998 was 8.21%.

(f) The promissory note ($345,290) is due to the seller of an oil and gas property, which was acquired by Saba in December 1997. The note bears interest at the rate of 13.5%, and is classified as a current liability.

(g) The term loan with a bank ($367,567) is due to the seller of a fee interest in property in which Saba owns mineral interests. The note bears interest at the rate of 13.5%, and a portion of such indebtedness is classified as a current liability.

(h) In June 1998, Saba borrowed $4.2 million from Omimex Resources, Inc. (Omimex), of which $2.0 million was paid to Saba's principal commercial lender to reduce indebtedness under one of Saba's short-term loans, and the balance was used for a partial redemption of Preferred Stock in the face amount of $2.0 million, plus accrued dividends. Interest is payable at the prime rate (7.75% at December 31, 1998) plus 3%. The loan is collateralized by Saba's 50% interest in the Velasquez-Galan pipeline in Colombia, ownership of which is titled in the name of Sabacol, Inc., a wholly-owned subsidiary of the Company. The loan was due to be repaid no later than December 14, 1998. On December 11, 1998, Sabacol, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the Central District of California. Sabacol filed the bankruptcy petition to protect its asset base and to provide adequate time to develop a reorganization plan.

On March 30,1999, it was announced that Sabacol had entered into an agreement to sell substantially all of its real and personal assets to Omimex. A portion of the total consideration for the sale consists of cancellation of the note payable to Omimex.

Maturities of long term debt at December 31, 1998, are as follows:

         --------------

 Year Ended
 December 31,
 ------------
 1999                           $28,750,743
 2000                               574,925
 2001                               832,643
 2002                               208,515
 2003                                11,752
Thereafter                                -
                                -----------
                                $30,378,578
                                ===========


NOTE 8 - RELATED PARTY TRANSACTIONS
         --------------------------

Related party transactions are described as follows:

In 1998, 1997 and 1996, Saba charged related parties $12,190, $18,600 and $26,300, respectively, for reimbursement of certain general and administrative expenses.

In 1995, Saba loaned $101,700 to a company controlled by Saba's Chief Executive Officer at an interest rate of 9% per annum. The loan is collateralized by the officer's vested, but unexercised, Common Stock options. Also see footnote 2.

In 1995, related parties loaned a total of $2,221,900 to Saba, at an interest rate of 9% per annum, in connection with the acquisition of producing oil and gas properties in Colombia. Of this amount, $600,000 was converted to equity by the issuance of 150,000 shares of Common Stock of Saba. The debt was repaid in 1997. Saba incurred interest expense in the amount of $67,600 in 1995 as a result of this indebtedness.

In 1996, Saba provided a short-term advance to a related party in the amount of $10,000.

In 1996, Saba received remittances in the amount of $120,200 from related parties and made payments in the amount of $90,900 to related parties for reimbursement of prior period account balances.

In 1996, Saba charged related parties $19,400 and was charged $152,300 by related parties for interest on promissory notes.

In 1996, Saba loaned $30,000 to a former director of Saba, on an unsecured basis, at an interest rate of 9% per annum. At December 31, 1998 the loan was unpaid.

In 1996, Saba loaned $300,000 to the Chief Executive Officer of Saba at an interest rate of prime plus 0.75% due in quarterly installments. The loan is collateralized by the officer's vested, but unexercised, Common Stock options. Also see footnote 2.

In 1997, Saba charged interest in the amount of $45,343 to related parties and was charged interest in the amount of $60,220 by related parties. Saba paid the related parties a total of $142,000 for such interest charges, which included amounts charged, but unpaid, at the end of the previous year.

         --------------------------

In 1997, Saba received $10,000 in repayment of a short-term advance to a related party, and $61,193 from the Chief Executive Officer for accrued interest and principal on his loan from Saba.

In 1997, Saba charged a related party $23,335 for charges incurred in connection with a potential property acquisition, and $93,642 for an advance and related expenses against an indemnification provided by the related party.

During the year 1997, Saba billed a related party a total of $18,814 and received payments of $91,983 which included amounts billed in the prior year, in connection with the related party's participation in drilling and production activities in one of Saba's oil properties.

In 1997, Saba incurred airplane charter expenses in the amount of $72,774 from non-affiliated airplane leasing services, for the use of an airplane owned by Saba's Chief Executive Officer.

In 1998, Saba advanced $36,000 to a related party, evidenced by an unsecured promissory note.

In 1998, Saba charged interest in the amount of $40,774 to a related party on outstanding, interest-bearing, indebtedness to the Company. Saba received $37,264 for accrued interest and $5,646 for principal repayment from related parties during the year 1998.

In 1998, Saba provided short-term cash advances to related parties in the amount of $38,932, and received reimbursements in the amount of $243,534 from related parties for prior advances.

In 1998, Saba billed a related party a total of $141,978 and received payments of $88,605 in connection with the related party's participation in drilling and production activities on one of the Company's oil properties.

NOTE 9 - CONVERTIBLE PREFERRED STOCK
         ---------------------------

On December 31, 1997, Saba sold 10,000 shares of Series A 6% Convertible Preferred Stock ("Preferred Stock") for $10 million. The Preferred Stock bears a cumulative dividend of 6% per annum, payable quarterly, and, at the option of Saba, can be paid either in cash or through the issuance of shares of Saba's Common Stock. The Preferred Stock is senior to all other classes of Saba's equity securities. The conversion price of the Preferred Stock is based on the future price of Saba's Common Stock, without discount, but will be no greater than $9.345 per share. Conversion of the Preferred Stock could not begin until May 1, 1998. Three years from date of issuance, any remaining Preferred Stock will automatically convert into Saba's Common Stock. The Preferred Stock is redeemable, at the option of Saba, at various prices commencing at 115% of the issue price plus any accrued, but unpaid, dividends. Under certain circumstances, the holders of the Preferred Stock may require that Saba redeem the Preferred Stock at an amount per share equal to the greater of (i) 115% of the stated value of the shares plus any accrued, but unpaid, dividends and (ii) the market value of the shares of Saba's Common Stock underlying the Preferred Stock on the date of redemption. Those circumstances include Saba's failure

         ---------------------------

to issue and transfer shares of Common Stock to the Preferred Stockholder upon conversion of the Preferred Stock; Saba's failure to remove a restrictive legend from the Common Stock when required to do so; Saba's failure to obtain effectiveness with the Securities and Exchange Commission of a registration statement covering the shares of Common Stock underlying the Preferred Stock prior to May 15, 1998; Saba's assignment for the benefit of creditors, or consent to the appointment of a receiver for Saba or for all or substantially all of its property; the institution by or against Saba or any of Saba's subsidiaries of a bankruptcy or insolvency proceeding, which continues undismissed for 45 days; and Saba's failure to maintain a listing on AMEX. Should Saba choose to redeem the issue, the Preferred Stock holder will be entitled to receive 200,000 warrants to purchase Saba's Common Stock. Upon the liquidation of Saba, the holders of the Preferred Stock are entitled to receive an amount equal to the stated value per share of the Preferred Stock ($1,000) plus all accrued and unpaid dividends. In connection with the sale of the Preferred Stock, warrants to purchase 224,719 shares of Common Stock were issued to the purchaser of the Preferred Stock and warrants to purchase 44,944 shares of Common Stock were issued as a fee for the placement of the issue. The warrants are exercisable over a three year period at a price of $10.68. The fair value of the warrants at December 31, 1997, was estimated at $622,000 using the Black-Scholes pricing model.

In June 1998, Saba redeemed 2,000 shares of Preferred Stock in the face amount of $2.0 million at a total cost of $2.15 million, which included a 5% redemption premium of $100,000 and accrued dividends of $51,000. Saba incurred a charge to operations in the amount of $398,000 in connection with the redemption. Accrued dividends for the year ended December 31, 1998, in the amount of $480,000 on the remaining outstanding issue were deemed settled by an increase to the Preferred Stock's conversion amount.

On October 6, 1998, HVI acquired 690 shares of Preferred Stock from the holders of the Preferred Stock in exchange for $750,000 in cash with the exclusive right until November 5, 1998, to acquire a minimum of 6,310 shares of the remaining 7,310 shares of Preferred Stock still outstanding. The exclusive right was extended for 30 days pursuant to HVI's payment to the Preferred Stock holders of an additional $500,000. HVI did not exercise its right to acquire the additional 6,310 shares of Series A Preferred Stock prior to the expiration of the extension period. The 690 shares of Series A Preferred Stock acquired by HVI, along with the accrued but unpaid dividends thereon, is currently convertible into an aggregate of 300,012 shares of Saba's Common Stock based on a conversion price negotiated by HVI and Saba. HVI currently is negotiating with the holders of the Preferred Stock to extend and amend the Preferred Stock Transfer Agreement to enable HVI to acquire the additional 6,310 shares of Series A Preferred Stock (see Subsequent Events).

Under the terms of the Preferred Stock offering (as amended) Saba was required to register with the Securities and Exchange Commission the Common Stock underlying the issue no later than May 15, 1998. Failure to do so would result in a penalty of $20,000 per month for each $1 million of Preferred Stock that remained outstanding. At December 31, 1998, a registration statement covering the shares of Common Stock underlying the Preferred Stock had not been declared effective. (HVI's current negotiations

         ---------------------------

with the holders of the Preferred Stock include provisions to waive the penalty (see Subsequent Events).

NOTE 10 - COMMON STOCK AND STOCK OPTIONS
          ------------------------------

In April 1996 and June 1996, Saba's Board of Directors and shareholders, respectively, approved Saba's 1996 Incentive Equity Plan ("Plan"). The purpose of the Plan is to enable Saba to provide officers, other key employees and consultants with appropriate incentives and rewards for superior performance. Subject to certain adjustments, the maximum aggregate number of shares of Saba's Common Stock that may be issued by the Plan, and the maximum number of shares of Common Stock granted to any individual in any calendar year, shall not in the aggregate exceed 1,000,000 and 200,000, respectively.

During the year 1996, Saba issued options to acquire 100,000 shares of Saba's Common Stock to a consultant. The options had an exercise price of $4.00 and were exercisable over a period of 180 days, beginning May 21, 1996. The options were fully exercised during the year 1996. Saba also issued options to acquire 20,000 shares of Saba's Common Stock to an employee under the terms of an employment agreement; options to acquire 10,000 shares of Common Stock were subsequently canceled.

On May 30, 1997, Saba issued options to acquire 470,000 and 125,000 shares of Common Stock to certain employees and a consultant, respectively, in accordance with the provisions of the 1996 Incentive Equity Plan. Options to acquire 202,000 shares of Common Stock granted to certain employees were subsequently canceled. On August 28, 1998, Saba issued an option to acquire 15,000 shares of Common Stock to an employee. The options have exercise prices equal to the market value at date of grant and become exercisable over various periods ranging from two to five years from the date of grant. No options were exercised as of December 31, 1998. Options to acquire 104,000 shares of Common Stock were exercisable at December 31, 1998. Saba recognized deferred compensation expense of $909,000 in the year ended December 31, 1997, resulting from the grant to the consultant. Of this amount, $106,000 was reported as compensation expense during the year ended December 31, 1997, and an additional $37,877 was reported as compensation expense during the year ended December 31, 1998. The option grant was canceled in March 1998, and the unamortized portion of deferred compensation expense was reversed from the applicable accounts.

In March 1998, Saba issued options to acquire 30,000 shares of Common Stock to a consultant. The options have an exercise price equal to the market value at date of grant and are fully vested. Saba recognized compensation expense of $22,600 in the year ended December 31, 1998, attributable to the option grant.

In May 1997, Saba's stockholders approved Saba's 1997 Stock Option Plan for Non-Employee Directors (the "Directors Plan"), which provided that each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of Saba's Common Stock at fair market value at the date of grant. For as long as the director continues to serve, the

          ------------------------------

option shall vest over five years at the rate of 20% per year on the first anniversary of the date of grant. On August 28, 1998, Saba's stockholders approved an increase in the number of shares of Saba's Common Stock subject to option from 3,000 to 15,000 vesting 20% per year. Subject to certain adjustments, a maximum of 250,000 options to purchase shares (or shares transferred upon exercise of options received) may be outstanding under the Directors Plan. At December 31, 1998, options to acquire a total of 90,000 shares of Common Stock had been granted under the Directors Plan. Options to acquire 42,000 shares of Common Stock were subsequently canceled due to the resignations of directors. Options to acquire 6,000 shares of Common Stock were exercisable at December 31, 1998.

As of December 31, 1998 and 1997, Saba had outstanding options to acquire 400,000 and 548,000 shares, respectively, of Common Stock to certain employees of Saba. These options, which are not covered by the Incentive Equity Plan, become exercisable ratably over a period of five years from the date of issue. The exercise price of the options, which ranges from $1.25 to $4.38, is the fair market value of the Common Stock at the date of grant. There is no contractual expiration date for exercise of a portion of these options. Options to acquire 58,000 and 154,000 shares of Common Stock were exercised in 1998 and 1997, respectively, and options to acquire 90,000 and 40,000 shares of Common Stock were canceled in 1998 and 1997, respectively. Options to acquire 400,000 and 344,000 shares of Common Stock were exercisable at December 31, 1998 and 1997, respectively.

Information regarding the shares under option and weighted average exercise price for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                  1998                  1997                 1996
                          -------------------- -------------------- --------------------
                                      Weighted             Weighted             Weighted
                                       Average              Average              Average
                                      Exercise             Exercise             Exercise
                             Shares     Price     Shares     Price    Shares      Price
                          ----------   ------  ----------   ------  ---------   --------
Beginning of year          1,173,000   $ 8.95     742,000   $ 1.49    740,000   $   1.40
Granted                       90,000   $ 1.50     640,000   $15.50    120,000   $   4.06
Exercised                    (58,000)  $ 1.42    (154,000)  $ 1.47   (118,000)  $   3.58
Canceled                    (444,000)  $12.25     (55,000)  $ 5.31          -   $   0.00
                          ----------   ------  ----------   ------  ---------   --------
End of Year                  761,000   $ 6.72   1,173,000   $ 8.95    742,000   $   1.49
                          ==========           ==========           =========
Options exercisable
 at end of year              540,000   $ 9.47     344,000   $ 1.38    306,000      $1.37
                          ==========   ======  ==========   ======  =========      =====

Weighted average
 fair value of options

          ------------------------------

 granted during the
 year                                $     1.33           $     6.99           $    1.17
                                     ==========           ==========           =========

The fair value of each option granted during 1998, 1997 and 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (a) risk-free interest rates ranging from 4.9% to 7.9%,
(b) expected volatility ranging from 43.2% to 58.4%, (c) average time to exercise ranging from six months to five years, and (d) expected dividend yield of 0.0%.

The following table summarizes information about stock options outstanding at December 31, 1998:


                                  Options Outstanding              Options Exercisable
                        --------------------------------------  ------------------------
                            Number        Average     Weighted     Number       Weighted
       Range of         Outstanding at   Remaining    Average   Exercisable at  Average
       Exercise          December 31,   Contractual   Exercise   December 31,   Exercise
        Prices              1998            Life       Price        1998          Price
       --------         --------------  ------------  --------  --------------  --------
   $ 1.25 - $  1.38            290,000           (1)    $ 1.29         290,000    $ 1.29
        $ 1.50                 175,000           (2)    $ 1.50         130,000    $ 1.50
        $ 4.38                  10,000    Not stated    $ 4.38          10,000    $ 4.38
        $15.50                 286,000     8.4 years    $15.50         110,000    $15.50
                               -------                                 -------

   $ 1.25 - $ 15.50            761,000                                 540,000
                               =======                                 =======

(1) No contractual expiration date for 145,000 options; balance of 145,000 options expire one year following termination of option holder's employment.
(2) No contractual expiration date for 100,000 options; 30,000 options expire in 2.75 years and 45,000 options expire in 9.67 years.

          ------------------------------

The Company accounts for stock based compensation to employees under the rules of Accounting Principles Board Opinion No 25. The compensation cost for options granted in 1998, 1997 and 1996 was $60,308, $482,793 and $30,136,
respectively. If the compensation cost for the Company's 1998, 1997 and 1996 grants to employees had been determined consistent with SFAS No. 123, the Company's net (loss) income and net (loss) earnings per common share (basic) for 1998, 1997 and 1996 would approximate the proforma amounts set forth below:

                                    1998                        1997                     1996
                          --------------------------   ------------------------   -----------------------
                          As Reported     Pro Forma     As Reported   Pro Forma   As Reported  Pro Forma
                          ------------  ------------   ------------   ---------   -----------  ----------
Net (loss) income         $(28,650,823) $(28,745,690)  $ 2,397,447  $2,094,736   $ 3,764,716  $3,745,218
Net (loss) earnings
 per common
 share (basic)            $      (2.60) $      (2.61)  $      0.23  $     0.20   $      0.43  $     0.43

On May 30, 1997, the Company's Board of Directors authorized, on a deferred basis, the issuance of 200,000 shares of Common Stock to the Company's President, the issuance of such shares being contingent upon the officer remaining in the employ of the Company for a period of two years succeeding the expiration of his existing employment contract at December 31, 1999, with such shares to be issued in two equal installments at the end of each of the two succeeding years. Additionally, the Board of Directors authorized the issuance of 100,000 shares of performance shares to the Company's President, issuable at the end of calendar year 1998 provided that certain operating results were reported by the Company at the end of that year. In November 1998, due to the resignation of the officer, both of the grants were canceled.

In March 1998, Saba issued 20,000 performance shares of Common Stock to a consultant and recognized compensation expense of $61,250 in the year ended December 31, 1998.

In May 1998, Saba issued 85,000 performance shares to employees and consultants and recognized compensation expense of $227,500 in the year ended December 31, 1998.

NOTE 11 - EARNINGS PER SHARE
(In thousands, except per  share data)

                                           1998                                 1997                           1996
                             ------------------------------     --------------------------------  -------------------------------
                                Income                 Per                                 Per                             Per
                                (Loss)      Shares    Share        Income      Shares     Share    Income     Shares      Share
                             -----------   --------  ------     ------------   -------  --------  --------   ---------  ---------
Income
 (loss)
available to
common
stockholders -
basic EPS                    $   (28,650)    11,031  $(2.60)    $      2,397    10,650  $   0.23  $  3,765       8,804  $    0.43
Effect of
dilutive
securities:
Contingently
issuable
shares                                 -          -       -              350                   -       371
Convertible
debentures                             -          -     203            1,001                 559     2,650
                             -----------   --------  ------     ------------   -------  --------  --------   ---------  ---------
Income available to
common stockholders
and assumed
conversions -
diluted EPS                  $   (28,650)    11,031  $(2.60)    $      2,600    12,001  $   0.22  $  4,324      11,825  $    0.37
                             ===========   ========  ======     ============   =======  ========  ========   =========  =========

NOTE 12 - QUARTERLY FINANCIAL DATA (UNAUDITED)
          ------------------------------------

The following is a tabulation of unaudited quarterly operating results for 1998 and 1997:


                                                                                     Basic Net    Diluted Net
                                Total               Operating     Net Income       Income (Loss) Income (Loss)
 1997                          Revenues              Income         (Loss)           Per Share     Per Share
--------------               -----------           ----------   ------------        -----------   ------------
First Quarter                $ 6,473,469         $(11,573,619)  $(12,016,500)       $     (1.12)  $      (1.12)
Second Quarter                 6,405,776           (7,908,209)    (9,577,165)             (0.88)         (0.88)
Third Quarter                  5,803,917             (301,509)    (1,904,552)             (0.18)         (0.18)
Fourth Quarter                 4,648,169           (4,240,878)    (5,152,606)             (0.42)         (0.42)
                             -----------           ----------   ------------         ----------   ------------
                             $23,331,331         $(24,024,215)  $(28,650,823)        $    (2.60)  $      (2.60)
                             ===========           ==========   ============         ==========   ============


                                                                                     Basic Net     Diluted Net
                                Total               Operating     Net Income       Income (Loss)  Income (Loss)
 1997                          Revenues              Income         (Loss)           Per Share     Per Share
--------------               -----------           ----------   ------------        -----------   ------------
First Quarter                $ 9,563,474           $2,804,882   $  1,441,582        $      0.14   $       0.12
Second Quarter                 8,271,953            1,265,636        507,300               0.05           0.05
Third Quarter                  8,942,773            1,978,235        598,618               0.06           0.05
Fourth Quarter                 9,217,562              950,255       (150,053)             (0.01)         (0.01)
                             -----------           ----------   ------------        -----------   ------------
                             $35,995,762           $6,999,008   $  2,397,447        $      0.23   $       0.22
                             ===========           ==========   ============        ===========   ============

NOTE 13 - RETIREMENT PLAN
          ---------------

The Company sponsors a defined contribution retirement savings plan ( 401(k) Plan") to assist all eligible U.S. employees in providing for retirement or other future financial needs. The Company currently provides matching contributions equal to 50% of each employee's contribution, subject to a maximum of 4% of employee earnings. The Company's contributions to the 401(k) Plan were $54,616, $41,762 and $44,014 in 1998, 1997 and 1996, respectively.

NOTE 14 - COMMITMENTS AND CONTINGENCIES
          -----------------------------

The Company is a defendant in various legal proceedings, which arise in the normal course of business. Based on discussions with legal counsel, management does not believe that the ultimate resolution of such actions will have a significant effect on the Company's financial statements or results of operations.

Leases
------

The Company leases office space, vehicles and office equipment under non-cancelable operating leases expiring in the years 1999 through 2002. Future minimum lease payments under all operating leases are as follows:

  Year Ending
  December 31,
----------------
     1999            $229,611
     2000             141,711
     2001             108,951
     2002               8,133
     2003                   -
                     --------
                     $488,406
                     ========

Rent expense amounted to $206,003, $248,596 and $246,013 for the years ended December 31, 1998, 1997 and 1996, respectively.

Concentration of Credit Risk and Major Customers
------------------------------------------------

The Company invests its cash primarily in deposits with major banks. Certain deposits may, at times, be in excess of federally insured limits ($975,828 and $3,951,106 at December 31, 1998 and 1997, respectively, according to bank records). Saba has not incurred losses related to such cash balances.

The Company's accounts receivable result from its activities in the oil and gas industry. Concentrations of credit risk with respect to trade receivables are limited due to the large number of joint interest partners comprising the Company's customer base. Ongoing credit evaluations of the financial condition of joint interest partners are performed and generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses have not exceeded management's expectations. Included in accounts receivable at December 31, 1998 and 1997 are the following amounts due from unaffiliated parties (each accounting for 10% or more of accounts receivable):

                                                  1998       1997
                                                --------  ----------
 Customer A                                     $583,879  $1,482,600
                                                ========  ==========
 Customer B                                     $791,571  $  931,965
                                                ========  ==========
 Customer C                                     $      -  $  745,567
                                                ========  ==========

          -----------------------------

Sales to major unaffiliated customers (customers accounting for 10 percent or more of gross revenue), all representing purchasers of oil and gas and related transportation tariffs and the applicable geographic area for each customer, for each of the years ended December 31, 1998, 1997 and 1996 are as follows:

                  Geographic Area    1998         1997         1996
                  --------------- ----------  -----------  -----------
Customer A        Colombia        $7,374,751  $10,769,000  $13,594,000
                                  ==========  ===========  ===========
Customer B        United States   $5,821,445  $ 7,738,280  $ 4,117,000
                                  ==========  ===========  ===========

All sales to the geographic area of Colombia are to the government owned oil company.

Contingencies
-------------

The Company is subject to extensive Federal, state, and local environmental laws and regulations. These requirements, which change frequently, regulate the discharge of materials into the environment. The Company believes that it is in compliance with existing laws and regulations.

Environmental Contingencies
---------------------------

Pursuant to the purchase and sale agreement of an asphalt refinery in Santa Maria, California, the sellers agreed to perform certain remediation and other environmental activities on portions of the refinery property through June 1999. Because the purchase and sale agreement contemplates that the Company might also incur remediation obligations with respect to the refinery, the Company engaged an independent consultant to perform an environmental compliance survey for the refinery. The survey did not disclose required remediation in areas other than those where the seller is responsible for remediation, but did disclose that it was possible that all of the required remediation may not be completed in the five-year period. The Company, however, believes that all required remediation will be completed by the seller within the five year period. Environmental compliance surveys such as those the Company has had performed are limited in their scope and may not disclose all environmental contamination as may exist.

In accordance with the Articles of Association for the Cocorna Concession, the Concession expired in February 1997 and the property interest reverted to Ecopetrol. The property is presently under operation by Ecopetrol. Under the terms of the acquisition of the Concession, the Company and the operator were required to perform various environmental remedial operations, which the operator advises have been substantially, if not wholly, completed. The Company and the operator are awaiting an inspection of the Concession area by Colombian officials to determine whether the government concurs in the operator's conclusions. Based upon the advice of the operator, the Company does not anticipate any significant future expenditures associated with the environmental requirements for the Cocorna Concession.

          -----------------------------

Environmental Contingencies (Continued)
---------------------------

In 1993, the Company acquired a producing mineral interest from a major oil company ( Seller"). At the time of acquisition, the Company's investigation revealed that the Seller had suffered a discharge of diluent (a light oil based fluid which is often mixed with heavier grade crudes). The purchase agreement required the Seller to remediate the area of the diluent spill. After the Company assumed operation of the property, the Company became aware of the fact that diluent was seeping into a drainage area, which traverses the property. The Company took action to eliminate the fluvial contamination and requested that the Seller bear the cost of remediation. The Seller has taken the position that its obligation is limited to the specified contaminated area and that the source of the contamination is not within the area that the Seller agreed to remediate. The Company has commenced an investigation into the source of the contamination to ascertain whether it is physically part of the area which the Seller agreed to remediate or is a separate spill area. Investigation and discussions with the Seller are ongoing. Should the Company be required to remediate the area itself, the cost to the Company could be significant. The Company has spent approximately $240,000 to date in remediation activities, and present estimates are that the cost of complete remediation could approach $1 million. Since the investigation is not complete, an accurate estimate of cost cannot be made.

In 1995, the Company agreed to acquire, for less than $50,000, an oil and gas interest on which a number of oil wells had been drilled by the seller. None of the wells were in production at the time of acquisition. The acquisition agreement required that the Company assume the obligation to abandon any wells that the Company did not return to production, irrespective of whether certain consents of third parties necessary to transfer the property to the Company were obtained. The Company has been unable to secure all of the requisite consents to transfer the property but nevertheless may have the obligation to abandon the wells. The leases have expired and the Company is presently considering whether to attempt to secure new leases. A preliminary estimate of the cost of abandoning the wells and restoring the well sites is approximately $800,000. The Company is currently unable to assess its exposure to third parties if the Company elects to plug such wells without first obtaining necessary consent.

The Company, as is customary in the industry, is required to plug and abandon wells and remediate facility sites on its properties after production operations are completed. The cost of such operation will be significant and will occur, from time to time, as properties are abandoned.

There can be no assurance that material costs for remediation or other environmental compliance will not be incurred in the future. The occurrence of such environmental compliance costs could be materially adverse to the Company. No assurance can be given that the costs of closure of any of the Company's other oil and gas properties would not have a material adverse effect on the Company.

NOTE 15 - BUSINESS SEGMENTS
          -----------------

Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information." The Company considers that its operations are principally in one industry segment that of acquisition, exploration, development and production of oil and gas reserves. The factors for determining reportable segments are based on the distinct nature of their operations. Another criteria for determining reportable segments is that they are managed as separate business units because each requires and is responsible for executing a unique business strategy.

Earnings of industry segments and geographic areas exclude interest income, interest expense and unallocated corporate expenses.

Foreign income and other taxes and certain state taxes are included in segment earnings on the basis of operating results. U.S. Federal income taxes are allocated to segments except for amounts in lieu thereof that represent the tax effect of operating charges resulting from purchase accounting adjustments.

Identifiable assets are those assets used in the operations of the segments. Corporate assets consist of cash, short-term investments, certain corporate receivables, and other assets.

A summary of the Company's operations by geographic area for the years ended December 31, 1998, 1997 and 1996 is as follows: (Dollars in thousands).

                                                                        Other
Year Ended                                                              Foreign    Corporate
December 31, 1998                 United States    Canada    Colombia  Countries   and Other     Total
-----------------                 -------------   --------   -------   ---------   ---------   --------
Total revenues                    $      12,044   $  1,546   $  7,375  $       -   $   2,366   $ 23,331
Production costs                          8,867        874      3,867          -           -     13,608
Other operating expenses                  1,177        604        253        130       4,366      6,530
Depreciation, depletion and
 amortization                             5,370        366        938          6         444      7,124
Writedown of oil and gas
 properties                              18,583          -          -      1,510           -     20,093
Income tax expense (benefit)               (182)       (93)     1,226        (13)        (51)       887
                                  -------------   --------   --------  ---------
Results of operations from oil
 and gas producing activities     $     (21,771)  $   (205)  $  1,091   $ (1,633)
                                  =============   ========   ========  =========
Interest and other expenses
 (net)                                                                                 3,741      3,741
                                                                                    --------   --------
Net (loss) income                                                                   $ (6,024)  $(28,650)
                                                                                    ========   ========

Identifiable assets at
 December 31, 1998                $      23,744   $  5,225   $11,056   $   2,068    $  7,595   $ 49,688
                                  =============   ========   =======   =========    ========   ========

          -----------------

                                                                     Other
Year Ended                                                          Foreign    Corporate
December 31, 1997                 United States  Canada  Colombia  Countries   and Other   Total
-----------------                 -------------  ------  --------  ---------  ----------  -------
Total revenues                    $      21,359  $2,582  $ 10,769  $       -  $   1,286   $35,996
Production costs                         10,461   1,080     5,066          -          -    16,607
Other operating expenses                  1,130     472       246         63      3,214     5,125
Depreciation, depletion and
 amortization                             4,540     543     1,797          2        383     7,265
Income tax expense (benefit)                752     158     1,495          -       (529)    1,876
                                        -------  ------   -------     ------
Results of operations from oil
 and gas producing activities     $       4,476  $  329  $  2,165  $     (65)
                                        =======  ======  ========  =========
Interest and other expenses
 (net)                                                                            2,726     2,726
                                                                                -------    ------
Net income (loss)                                                               $(4,508)  $ 2,397
                                                                                =======   =======
Identifiable assets at
 December 31, 1997                      $44,713  $7,460   $11,047     $2,174    $12,263   $77,657
                                        =======  ======  ========  =========    =======   =======


                                                                     Other
Year Ended                                                          Foreign    Corporate
December 31, 1996                 United States  Canada  Colombia  Countries   and Other   Total
-----------------                 -------------  ------  --------  ---------  ----------  -------
Total revenues                    $      15,907  $3,105   $13,594  $       -  $     596   $33,202
Production costs                          8,160   1,172     5,272          -          -    14,604
Other operating expenses                  1,209     536       213         58      1,904     3,920
Depreciation, depletion and
 amortization                             2,564     353     2,275          1        334     5,527
Income tax expense (benefit)              1,561       -     2,917          -     (1,520)    2,958
                                        -------  ------   -------     ------
Results of operations from oil
 and gas producing activities     $       2,413  $1,044   $ 2,917     $  (59)
                                        =======  ======  ========  =========
Interest and other expenses
 (net)                                                                            2,428     2,428
                                                                                -------   -------
Net income (loss)                                                               $(2,550)  $ 3,765
                                                                                =======   =======
Identifiable assets at
 December 31, 1996                $      28,466  $5,346  $ 12,473  $     264    $ 2,568   $49,117
                                        =======  ======  ========  =========    =======   =======

NOTE 16 - SUBSEQUENT EVENTS (UNAUDITED)
          -----------------------------

Writedown of Natural Gas and Oil Properties
-------------------------------------------
As of December 31, 1998, the Company estimated, using end-of-year prices for natural gas and oil that, in the aggregate, actual capitalized costs of natural gas and oil properties for the Company's three full cost pools exceeded the ceiling limitations imposed under full cost accounting rules by approximately $9.5 million. Subsequent to December 31, 1998, oil prices increased and natural gas prices decreased, such that the Company estimated, using April 1, 1999, prices that, in the aggregate, the ceiling limitation exceeded actual capitalized costs of natural gas and oil properties by approximately $2.9 million. The Company was required to record a writedown attributable to its United States full cost pool at December 31, 1998, in the amount of $1.4 million.

The weighted average prices for oil and natural gas based on actual prices in effect for each of the Company's properties, actual capitalized costs and ceiling limitation amounts for each full cost pool utilizing December 31, 1998, and April 1, 1999, prices are as follows (in thousands, except for price information):

                                                                        Excess/
                      Weighted Avg. Price                              (Deficit)
                      -------------------  Capitalized   Ceiling          of
                       Oil    Natural Gas     Costs     Limitation    Limitation
                      ------  -----------  -----------  ----------   ------------
December 31, 1998:

     United States    $ 8.33        $1.80      $20,931     $14,084    $(6,847)
     Canada           $10.92        $1.47      $ 4,802     $ 4,527    $  (275)
     Colombia         $ 7.05            -      $ 6,066     $ 3,700    $(2,366)
                                               -------     -------    -------

                                               $31,779     $22,311    $(9,488)
                                               =======     =======    =======
April 1, 1999:

     United States    $10.99        $1.55      $21,227     $19,845    $(1,382)
     Canada           $14.71        $1.44      $ 4,802     $ 4,816    $    14
     Colombia         $ 8.55            -      $ 6,285     $10,566    $ 4,281
                                               -------     -------    -------

                                               $32,314     $35,227    $ 2,913
                                               =======     =======    =======

          -----------------------------

Approximately $4.5 million in principal amount of bank debt that matured for payment on July 31, 1998, has not been paid nor extended, and the borrowing base deficit of $3.1 million on the revolving loan at December 31, 1998, has not been satisfied either by providing additional collateral to The Company's bank or reducing the principal balance that was outstanding at December 31, 1998. Additionally, the Company was not in compliance with the loan agreements financial covenants at December 31, 1998. In February 1999, Bank One, Texas notified the Company that as a result of continuing defaults under the Company's principal credit facilities with Bank One the entire amount of $20.1 million then outstanding under the facilities was accelerated and declared immediately due and payable. The Company and its bank are in discussions to address such non-compliance.

The Company has negotiated, and continues to pursue, the sale of certain producing oil and gas assets and real estate assets. In September 1998, Saba listed certain of its California real estate properties with a broker, and in October 1998, Saba listed its domestic non-California producing oil and gas properties with a broker. Proceeds from the sale of such properties will be used to reduce bank indebtedness and provide working capital.

In October 1998, Saba executed a letter presented by the operator of the North Nare Association in Colombia whereby Saba confirmed its agreement to pay up to $500,000 in January 1999 if the operator is successful in procuring an extension from Ecopetrol of the North Nare contract for twenty-two years beyond the year 2008, the time at which the areas under the terms of the Association Agreement revert back to Ecopetrol.

The Company's obligation to repay the principal sum of approximately $4.2 million, plus interest, as evidenced by a promissory note secured by its 50% interest in a 118-mile pipeline in Colombia owned by Sabacol, Inc., a wholly-owned subsidiary of the Company ( Sabacol"), became due and payable in its entirety on December 14, 1998. The promissory note was not paid in full by December 14, 1998. However, on December 15, 1998, the Company disclosed that Sabacol filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the Central District of California on December 11, 1998. Sabacol's assets, located solely in Colombia, consist of a 50% interest in a 118-mile pipeline and varying interests in heavy oil producing properties. Sabacol had filed the bankruptcy petition to protect its asset base and to provide adequate time to develop a re-organization plan. On March 30, 1999, it was announced that Sabacol had entered into an agreement to sell substantially all of its real and personal assets. A portion of the total consideration for the sale consists of cancellation of the promissory note, including accrued interest. Sabacol has filed a motion for an order authorizing the sale of the assets and, upon consummation of the sale, dismissing the bankruptcy case.

          -----------------------------

On March 22, 1999, the Company and HVI announced that the shareholders of both companies approved the merger between the Company and HVI at a special meeting of each company held in March 19,1999. Under the terms of the merger, HVI will be the surviving entity following its acquisition of 100% of the issued and outstanding Common Stock of Saba. At the HVI meeting, shareholders also approved a name change to Greka Energy Corporation.

The Company deferred the semi-annual interest payment of $162,000 due in December 1998 on the Debentures. The interest payment was made in January of 1999.

On March 15, 1999 HVI and RGC International Investors LDC entered into a term sheet that provided for the conversion of Saba's Series A Convertible Preferred Stock to a Secured Convertible Note obligation of HVI. Negotiations relating to the final documentation of this agreement are ongoing.

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
        SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES
                                  (UNAUDITED)

Estimated Proved Reserves
-------------------------

Estimates of the Company's proved developed and undeveloped oil and gas reserves for its working and royalty interest wells were prepared by independent engineers. The estimates are based upon engineering principles generally accepted in the petroleum industry and take into account the effect of past performance and existing economic conditions. Reserve estimates vary from year to year because they are based upon judgmental factors involved in interpreting and analyzing production performance, geological and engineering data and changes in prices, operating costs and other economic, regulatory, and operating conditions. Changes in such factors can have a significant impact on the estimated future recoverable reserves and estimated future net revenue by changing the economic lives of the properties. Proved undeveloped oil and gas reserves include only those reserves which are expected to be recovered on undrilled acreage from new wells which are reasonably certain of production when drilled, or from presently existing wells which could require relatively major expenditures to effect recompletion. Presented below is a summary of proved reserves of the Company's oil and gas properties:

                                                United States   Canada (1)    Colombia     Total
----------------------------------------------  -------------   ----------  -----------  ----------
Year Ended December 31, 1998
----------------------------
Oil (Barrels)
Proved Reserves:
----------------
 Beginning of year                                 10,550,203      806,700   12,568,182  23,925,085
 Acquisition, exploration and development of
  minerals in place                                   278,429            -            -     278,429
 Revisions of previous estimates                   (3,825,390)    (210,793)  (3,685,077) (7,721,260)
 Production                                          (964,613)     (67,007)    (823,361) (1,854,981)
 Sales of minerals in place                          (474,195)    (248,300)           -    (722,495)
                                                   ----------   ----------   ----------  ----------
 End of year                                        5,564,434      280,600    8,059,744  13,904,778
                                                   ==========   ==========   ==========  ==========
Proved developed reserves, end of year              3,756,848      177,600    4,501,423   8,435,871
                                                   ==========   ==========   ==========  ==========

Gas (thousands of cubic feet)
Proved Reserves:
----------------
 Beginning of year                                 20,310,456   10,984,000            -  31,294,456
 Acquisition, exploration and development of
  minerals in place                                 1,298,845            -            -   1,298,845
 Revisions of previous estimates                      610,050   (4,132,701)           -  (3,522,651)
 Production                                        (1,628,495)    (614,399)           -  (2,242,894)
 Sales of minerals in place                        (3,673,391)    (156,600)           -  (3,829,991)
                                                   ----------   ----------   ----------  ----------
 End of year                                       16,917,465    6,080,300            -  22,997,765
                                                   ==========   ==========   ==========  ==========

Proved developed reserves, end of year              8,863,795    2,254,500            -  11,118,295
                                                   ==========   ==========   ==========  ==========


(1) see reference (1) on page F-43

                                                United States   Canada (1)    Colombia       Total
                                                -------------  -----------  -----------  -----------
Year Ended December 31, 1997
----------------------------
Oil (Barrels)
Proved Reserves:
----------------
 Beginning of year                                 16,151,058      920,800    9,607,067   26,678,925
 Acquisition, exploration and development of
  minerals in place                                 4,200,193        9,640    1,600,225    5,810,058
 Revisions of previous estimates                   (6,139,246)     (24,055)   2,247,541   (3,915,760)
 Production                                        (1,120,645)     (99,685)    (886,651)  (2,106,981)
 Sales of minerals in place                        (2,541,157)           -            -   (2,541,157)
                                                   ----------   ----------   ----------   ----------
 End of year                                       10,550,203      806,700   12,568,182   23,925,085
                                                   ==========   ==========   ==========   ==========

Proved developed reserves, end of year              8,048,356      603,600    7,964,016   16,615,972
                                                   ==========   ==========   ==========   ==========

Gas (thousands of cubic feet)
Proved Reserves:
----------------
 Beginning of year                                 13,113,965   10,551,000            -   23,664,965
 Acquisition, exploration and development of
  minerals in place                                13,337,886    1,190,546            -   14,528,432
 Revisions of previous estimates                   (4,477,286)     (23,832)           -   (4,501,118)
 Production                                        (1,673,914)    (733,714)           -   (2,407,628)
 Sales of minerals in place                             9,805            -            -        9,805
                                                   ----------   ----------   ----------   ----------
 End of year                                       20,310,456   10,984,000            -   31,294,456
                                                   ==========   ==========   ==========   ==========

Proved developed reserves, end of year             13,988,220    3,412,000            -   17,400,220
                                                   ==========   ==========   ==========   ==========

Year Ended December 31, 1996
----------------------------
Oil (Barrels)
Proved Reserves:
----------------
 Beginning of year                                  6,562,595      926,200    5,042,502   12,531,297
 Acquisition, exploration and development of
  minerals in place                                 4,501,828      103,837            -    4,605,665
 Revisions of previous estimates                    5,950,525       24,771    5,595,772   11,571,068
 Production                                          (803,070)    (134,008)  (1,031,207)  (1,968,285)
 Sales of minerals in place                           (60,820)           -            -      (60,820)
                                                   ----------   ----------   ----------   ----------
 End of year                                       16,151,058      920,800    9,607,067   26,678,925
                                                   ==========   ==========   ==========   ==========

Proved developed reserves, end of year              7,993,854      710,000    4,692,140   13,395,994
                                                   ==========   ==========   ==========   ==========

Gas (thousands of cubic feet)
Proved Reserves:
----------------
 Beginning of year                                  9,103,049   10,376,000            -   19,479,049
 Acquisition, exploration and development of
  minerals in place                                 4,186,184      924,033            -    5,110,217
 Revisions of previous estimates                    1,046,326       48,213            -    1,094,539
 Production                                        (1,089,576)    (561,042)           -   (1,650,618)
 Sales of minerals in place                          (132,018)    (236,204)           -     (368,222)
                                                   ----------   ----------   ----------   ----------
 End of year                                       13,113,965   10,551,000            -   23,664,965
                                                   ==========   ==========   ==========   ==========

Proved developed reserves, end of year             11,520,707    2,654,000            -   14,174,707
                                                   ==========   ==========   ==========   ==========

(1) see reference (1) on page F-42

(1) The proved reserve information on December 31, 1998, 1997 and 1996 includes the following proved reserve amounts attributable to the approximately 26% minority interest ownership by unrelated parties in Beaver Lake Resources Corporation.

                                            1998        1997        1996
                                         ----------  ----------  ----------

   Oil (Bbls)                                72,495     208,417     236,911
   Gas (Mcf)                              1,570,888   2,837,793   2,714,646
   Barrels of oil equivalent (BOE)          334,310     681,382     689,352
   Standardized measure of
    discounted future net cash flows     $1,095,738  $2,351,565  $2,840,628

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserve

The following information at December 31, 1998, 1997 and 1996 has been prepared in accordance with Statement of Financial Accounting Standards No. 69, which requires the standardized measure of discounted future net cash flows to be based on sales prices in effect at year-end, costs and statutory income tax rates in effect at the time the projections are made and a 10 percent per year discount rate. The projections should not be viewed as estimates of future cash flows nor should the standardized measure" be interpreted as representing current value to the Company (dollars in thousands).

December 31, 1998                     United States   Canada (1)  Colombia     Total
-----------------                     -------------  ----------  ---------  ----------

Future cash inflows                        $ 76,773    $ 13,407   $ 56,853   $ 147,033
Future production costs                     (35,593)     (5,144)   (40,617)    (81,354)
Future development costs                    (16,826)     (1,307)    (8,256)    (26,389)
Future income tax expenses                        -        (312)         -        (312)
                                           --------    --------   --------   ---------

Future net cash flows                        24,354       6,644      7,980      38,978
10 percent annual discount for
 estimated timing of cash flows              (9,143)     (2,403)    (4,307)    (15,853)
                                           --------    --------   --------   ---------

Standardized measure of discounted
 future net cash flows                     $ 15,211    $  4,241   $  3,673   $  23,125
                                           ========    ========   ========   =========

December 31, 1997
-----------------

Future cash inflows                        $184,240    $ 30,826   $167,418   $ 382,484
Future production costs                     (87,803)    (11,639)   (71,327)   (170,769)
Future development costs                    (18,263)     (1,604)    (8,269)    (28,136)
Future income tax expenses                  (15,773)     (4,307)   (36,022)    (56,102)
                                           --------    --------   --------   ---------

Future net cash flows                        62,401      13,276     51,800     127,477
10 percent annual discount for
 estimated timing of cash flows             (16,572)     (4,174)   (16,877)    (37,623)
                                           --------    --------   --------   ---------

Standardized measure of discounted
 future net cash flows                     $ 45,829    $  9,102   $ 34,923   $  89,854
                                           ========    ========   ========   =========


(1) see reference (1) on page F-42

December 31, 1996                     United States   Canada (1)  Colombia     Total
-----------------                     -------------   ---------  ---------  ----------

Future cash inflows                   $     324,206   $  39,985  $ 157,552  $  521,743
Future production costs                    (143,964)    (13,247)   (63,458)   (220,669)
Future development costs                    (24,432)       (587)   (22,153)    (47,172)
Future income tax expenses                  (36,539)     (9,529)   (22,172)    (68,240)
                                          ---------    --------   --------   ---------

Future net cash flows                       119,271      16,622     49,769     185,662
10 percent annual discount for
 estimated timing of cash flows             (45,942)     (5,581)   (17,650)    (69,173)
                                          ---------    --------   --------   ---------

Standardized measure of discounted
 future net cash flows                    $  73,329    $ 11,041   $ 32,119   $ 116,489
                                          =========    ========   ========   =========

The following are the principal sources of changes in the standardized measure of discounted future net cash flows during 1998, 1997 and 1996 (dollars in thousands).

December 31, 1998                United States   Canada (1)  Colombia    Total
-----------------                -------------   ----------  ---------  --------

Balance at beginning of year     $       45,829  $    9,102  $  34,923  $ 89,854
Acquisitions, discoveries
 and extensions                          1,263            -          -     1,263
Sales and transfers of oil
 and gas produced, net of
 production costs                       (2,841)        (479)    (2,761)   (6,081)
Changes in estimated future
 development costs                      (5,805)         228       (412)   (5,989)
Net changes in prices, net of
 production costs                      (20,970)      (2,077)   (45,030)  (68,077)
Sales of reserves in place              (4,391)      (1,540)         -    (5,931)
Development costs incurred
 during the period                         330            -      1,216     1,546
Changes in production rates
 and other                               4,586         (236)    (7,360)   (3,010)
Revisions of previous
 quantity estimates                    (13,550)      (3,280)    (4,830)  (21,660)
Accretion of discount                    5,144        1,640      5,714    12,498
Net change in income taxes               5,616          883     22,213    28,712
                                 -------------   ----------  ---------  --------

Balance at end of year           $      15,211   $    4,241  $   3,673  $ 23,125
                                 =============   ==========  =========  ========


(1) see reference (1) on page F-42

December 31, 1997                United States   Canada (1)  Colombia     Total
-----------------                -------------  ----------  ---------  ---------
Balance at beginning of year          $ 73,329     $11,041   $ 32,119   $116,489
Acquisitions, discoveries
 and extensions                         31,593         726      8,368     40,687
Sales and transfers of oil
 and gas produced, net of
 production costs                      (10,497)     (1,254)    (5,611)   (17,362)
Changes in estimated future
 development costs                       9,920      (1,108)     9,231     18,043
Net changes in prices, net of
 production costs                      (51,463)     (4,739)   (15,151)   (71,353)
Sales of reserves in place              (4,314)          -          -     (4,314)
Development costs incurred
 during the period                       1,601          70       (719)       952
Changes in production rates
 and other                              (9,298)       (927)     2,076     (8,149)
Revisions of previous
 quantity estimates                    (20,764)       (126)     9,761    (11,129)
Accretion of discount                    9,515       1,540      4,471     15,526
Net change in income taxes              16,207       3,879     (9,622)    10,464
                                      --------     -------   --------   --------
Balance at end of year                $ 45,829     $ 9,102   $ 34,923   $ 89,854
                                      ========     =======   ========   ========
December 31, 1996
-----------------
Balance at beginning of year          $ 19,234     $ 7,393   $ 12,438   $ 39,065
Acquisitions, discoveries
 and extensions                         43,988       1,604          -     45,592
Sales and transfers of oil
 and gas produced, net of
 production costs                       (7,590)     (1,845)    (7,605)   (17,040)
Changes in estimated future
 development costs                     (15,038)      2,430    (16,233)   (28,841)
Net changes in prices, net of
 production costs                       14,951       5,680     20,390     41,021
Sales of reserves in place                (667)        (77)         -       (744)
Development costs incurred
 during the period                         330         120          -        450
Changes in production rates
 and other                                  16        (490)    (2,236)    (2,710)
Revisions of previous
 quantity estimates                     32,023         436     32,781     65,240
Accretion of discount                    2,467         748      1,601      4,816
Net change in income taxes             (16,385)     (4,958)    (9,017)   (30,360)
                                      --------     -------   --------   --------
Balance at end of year                $ 73,329     $11,041   $ 32,119   $116,489
                                      ========     =======   ========   ========

(1) see reference (1) on page F-42





SIGNATURES